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                                                                    Exhibit 23.1
                                                                    ------------



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan, the 2000 Supplemental Stock Option Plan, and Options Granted Under Written Compensation Agreements to Susan Hovatter Thornton and Farhad Kashani of CacheFlow Inc. of our report dated September 24, 1999 with respect to the consolidated financial statements and schedule of CacheFlow Inc.as of April 30, 1999 and 1998 and for each of the three years in the period ended April 30, 1999, included in its Registration Statement (No. 333-87997), on Form S-1, as amended, filed with the Securities and Exchange Commission.



Walnut Creek, California                                   /s/ Ernst & Young LLP
April 10, 2000